September 25, 1998


IDS Money Market Series, Inc.
IDS Tower 10
Minneapolis, Minnesota 55440-0010

Gentlemen:

I have  examined  the  Articles  of  Incorporation  and the By-Laws of IDS Money
Market Series, Inc. (the Company) and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion that the shares sold in accordance with applicable federal and state securities laws will be legally issued, fully paid, and nonassessable.

This opinion may be used in connection with the Post-Effective Amendment.


Sincerely,



Leslie L. Ogg
Attorney at Law
901 S. Marquette Ave., Suite 2810
Minneapolis, Minnesota 55402-3268